Exhibit 99

MATRIX SERVICE COMPANY ANNOUNCES RESULTS FOR THE THIRD FISCAL QUARTER AND NINE MONTHS ENDED MARCH 31, 2013

•	Record backlog of $644.3 million on third quarter project awards of $265.2 million

•	Third quarter revenues were $226.0 million and fully diluted earnings per share was $0.25

•	Fiscal 2013 earnings guidance narrowed to between $0.87 to $0.94 per fully diluted share

TULSA, OK – May 8, 2013 – Matrix Service Company (Nasdaq: MTRX) today reported its financial results for the third quarter and nine months ended March 31, 2013. The trend of strong revenue and backlog growth continued in the third quarter of fiscal 2013 with record quarterly revenues of $226.0 million and period end backlog of $644.3 million. Consistent with the strategic plan, the Company booked a significant award in the Industrial Segment and completed the integration of Pelichem Industrial Cleaning Services based in Reserve, Louisiana purchased in December 2012.
John Hewitt, President and CEO of Matrix Service Company said, "Revenue and opportunities continue to be strong in both the core business and strategic growth areas with new awards in the first nine months of fiscal 2013 totaling $803.9 million, resulting in record backlog of $644.3 million. The successful integration of Pelichem is creating exciting opportunities that allow us to leverage Pelichem's geographic footprint and client base with our other service offerings."
Third Quarter Fiscal 2013 Results
Revenues for the third quarter ended March 31, 2013 were $226.0 million compared to $183.9 million in the same period a year earlier, an increase of $42.1 million, or 22.9%. Net income for the third quarter of fiscal 2013 was $6.5 million, or $0.25 per fully diluted share. In the same period a year earlier, the Company earned $4.9 million, or $0.19 per fully diluted share.
Revenues increased in all of our segments: Oil Gas & Chemical, Industrial, Storage Solutions and Electrical Infrastructure increased $18.0 million, $12.8 million, $7.2 million and $4.1 million, respectively. Consolidated gross profit was $23.1 million in the third quarter of fiscal 2013 compared to $19.8 million in the same period a year earlier. Gross margins were 10.2% in the third quarter of fiscal 2013 versus 10.8% in the third quarter of fiscal 2012. In line with our expectations, selling, general and administrative costs increased by $2.3 million which is primarily related to our planned investments in strategic growth areas and related support functions and higher business volumes.
Nine Month Fiscal 2013 Results
Revenues for the nine months ended March 31, 2013 were $657.0 million compared to $554.2 million in the same period a year earlier, an increase of $102.8 million, or 18.5%. Net income for the first nine months of fiscal 2013 was $16.6 million, or $0.63 per fully diluted share. Adjusted net income and fully diluted earnings per share, which exclude the second quarter western Canada aboveground storage tank project charge of approximately $3.1 million, were $18.7(A) million and $0.71(A). In the same period a year earlier the Company earned $15.4 million, or $0.58 per fully diluted share.
Revenues increased in all of our segments: Oil Gas & Chemical, Electrical Infrastructure, Storage Solutions and Industrial increased $56.2 million, $21.8 million, $14.7 million and $10.1 million, respectively. Consolidated gross profit was $67.7 million in the first nine months of fiscal 2013 compared to $61.0 million in the same period a year earlier. The project charge reduced fiscal 2013 gross margins by 0.7% to 10.3% in the first nine months of fiscal 2013 versus 11.0% in the same period a year earlier. In line with our expectations, selling, general and administrative costs increased by $6.9 million which is primarily related to planned investments in our branding initiative, strategic growth areas and related support functions and increased business volumes.

Income Tax Expense

The effective tax rates were 21.2% and 32.5% for the three and nine months ended March 31, 2013. The rates for both periods were positively impacted by the benefit of retroactive tax legislation passed in the third quarter extending certain tax benefits. The Company estimates that its effective tax rate on future earnings will approximate 38%.

Backlog
Backlog at March 31, 2013 totaled $644.3 million, an increase of $146.8 million, or 29.5%, compared to the backlog at June 30, 2012 of $497.5 million and increased $39.2 million, or 6.5%, compared to the December 31, 2012 backlog of $605.1 million. Project awards totaled $265.2 million and $803.9 million in the three and nine months ended March 31, 2013.
Financial Position
At March 31, 2013, the Company’s cash balance was $50.7 million. The cash balance along with availability under the senior credit facility gives the Company liquidity of $160.8 million.
Earnings Guidance
The Company is updating its fiscal 2013 revenue guidance to between $860 million and $890 million from previous guidance of $840 million to $890 million and updating earnings per fully diluted share guidance to between $0.87 and $0.94 from previous guidance of $0.83 to $0.98.
(A) These items are non-GAAP financial measures that exclude the impact of the project charge specifically discussed in this earnings release and the related earnings conference call. Management believes that results that exclude this charge provide more meaningful and comparable information to securities analysts and is useful in comparing the operational trends of Matrix Service Company relative to its competitors. A reconciliation to the applicable GAAP measures is included at the end of this press release.

Conference Call Details
In conjunction with the earnings release, Matrix Service Company will host a conference call with John R. Hewitt, President and CEO, and Kevin S. Cavanah, Vice President and CFO. The call will take place at 11:00 a.m. (Eastern) / 10:00 a.m. (Central) on Thursday, May 9, 2013 and will be simultaneously broadcast live over the Internet which can be accessed at the Company’s website at www.matrixservicecompany.com on the Investors’ page under Conference Calls/Events. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The conference call will be recorded and will be available for replay within one hour of completion of the live call and can be accessed following the same link as the live call.
About Matrix Service Company
Matrix Service Company provides engineering, fabrication, construction and repair and maintenance services to the Electrical Infrastructure, Oil Gas & Chemical, Storage Solutions and Industrial markets.
The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities throughout the United States and Canada.
This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company's operations and its financial condition. We undertake no obligation to update information contained in this release.
For more information, please contact:
Matrix Service Company
Kevin S. Cavanah
Vice President and CFO
T: 918-838-8822
Email:kcavanah@matrixservicecompany.com

Matrix Service Company
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31, 2013	March 31, 2012	March 31, 2013	March 31, 2012
Revenues	$225,970	$183,899	$657,014	$554,184
Cost of revenues	202,844	164,128	589,311	493,222
Gross profit	23,126	19,771	67,703	60,962
Selling, general and administrative expenses	14,695	12,356	42,576	35,737
Operating income	8,431	7,415	25,127	25,225
Other income (expense):
Interest expense	(205)	(174)	(605)	(617)
Interest income	5	12	25	18
Other	43	(55)	93	(430)
Income before income tax expense	8,274	7,198	24,640	24,196
Provision for federal, state and foreign income taxes	1,753	2,336	7,999	8,794
Net income	$6,521	$4,862	$16,641	$15,402
Basic earnings per common share	$0.25	$0.19	$0.64	$0.59
Diluted earnings per common share	$0.25	$0.19	$0.63	$0.58
Weighted average common shares outstanding:
Basic	26,039	25,723	25,921	25,982
Diluted	26,411	26,079	26,269	26,333

Matrix Service Company
Consolidated Balance Sheets
(In thousands)

	March 31, 2013	June 30, 2012
Assets
Current assets:
Cash and cash equivalents	$50,675	$39,726
Accounts receivable, less allowances (March 31, 2013—$743 and June 30, 2012—$1,201)	131,734	108,034
Costs and estimated earnings in excess of billings on uncompleted contracts	70,559	68,562
Deferred income taxes	5,421	6,024
Inventories	2,905	2,482
Other current assets	3,869	5,688
Total current assets	265,163	230,516
Property, plant and equipment at cost:
Land and buildings	29,338	28,846
Construction equipment	66,354	59,176
Transportation equipment	32,552	25,865
Office equipment and software	17,788	16,892
Construction in progress	8,991	2,910
	155,023	133,689
Accumulated depreciation	(87,070)	(78,814)
	67,953	54,875
Goodwill	30,910	28,675
Other intangible assets	7,970	6,504
Other assets	7,179	2,565
Total assets	$379,175	$323,135

Matrix Service Company
Consolidated Balance Sheets (continued)
(In thousands, except share data)

	March 31, 2013	June 30, 2012
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$59,497	$48,931
Billings on uncompleted contracts in excess of costs and estimated earnings	49,793	30,293
Accrued wages and benefits	22,182	15,298
Accrued insurance	7,015	6,912
Income taxes payable	581	1,115
Other accrued expenses	4,448	3,414
Total current liabilities	143,516	105,963
Deferred income taxes	5,650	6,075
Total liabilities	149,166	112,038
Commitments and contingencies
Stockholders’ equity:
Common stock—$.01 par value; 60,000,000 shares authorized; 27,888,217 shares issued as of March 31, 2013, and June 30, 2012	279	279
Additional paid-in capital	117,676	116,693
Retained earnings	134,060	117,419
Accumulated other comprehensive income	709	771
	252,724	235,162
Less: Treasury stock, at cost—1,822,029 shares as of March 31, 2013, and 2,141,990 shares as of June 30, 2012	(22,715)	(24,065)
Total stockholders’ equity	230,009	211,097
Total liabilities and stockholders’ equity	$379,175	$323,135

Results of Operations
(In thousands)

	Three Months Ended		Nine Months Ended
	March 31, 2013	March 31, 2012	March 31, 2013	March 31, 2012
Gross revenues
Electrical Infrastructure	$41,709	$37,621	$125,102	$103,261
Oil Gas & Chemical	73,638	55,569	207,370	151,318
Storage Solutions	95,200	88,326	298,801	283,958
Industrial	15,841	3,112	27,849	17,763
Total gross revenues	$226,388	$184,628	$659,122	$556,300
Less: Inter-segment revenues
Electrical Infrastructure	$—	$—	$—	$—
Oil Gas & Chemical	44	—	44	208
Storage Solutions	374	729	2,064	1,908
Industrial	—	—	—	—
Total inter-segment revenues	$418	$729	$2,108	$2,116
Consolidated revenues
Electrical Infrastructure	$41,709	$37,621	$125,102	$103,261
Oil Gas & Chemical	73,594	55,569	207,326	151,110
Storage Solutions	94,826	87,597	296,737	282,050
Industrial	15,841	3,112	27,849	17,763
Total consolidated revenues	$225,970	$183,899	$657,014	$554,184
Gross profit (loss)
Electrical Infrastructure	$4,994	$4,809	$16,329	$12,585
Oil Gas & Chemical	8,016	5,015	23,928	14,298
Storage Solutions	8,828	9,999	26,545	33,075
Industrial	1,288	(52)	901	1,004
Total gross profit	$23,126	$19,771	$67,703	$60,962
Operating income (loss)
Electrical Infrastructure	$2,424	$2,540	$8,439	$5,761
Oil Gas & Chemical	3,285	1,922	10,987	5,744
Storage Solutions	2,447	3,745	7,446	14,518
Industrial	275	(792)	(1,745)	(798)
Total operating income	$8,431	$7,415	$25,127	$25,225
Segment assets
Electrical Infrastructure	$58,640	$53,961	$58,640	$53,961
Oil Gas & Chemical	84,499	63,222	84,499	63,222
Storage Solutions	155,739	131,673	155,739	131,673
Industrial	23,683	13,744	23,683	13,744
Unallocated Corporate assets	56,614	53,176	56,614	53,176
Total segment assets	$379,175	$315,776	$379,175	$315,776

Backlog
We define backlog as the total dollar amount of revenues that we expect to recognize as a result of performing work that has been awarded to us through a signed contract, notice to proceed or other type of assurance that we consider firm. The following arrangements are considered firm:

•	fixed-price awards;

•	minimum customer commitments on cost plus arrangements; and

•	certain time and material arrangements in which the estimated value is firm or can be estimated with a reasonable amount of certainty in both timing and amounts.
For long-term maintenance contracts we include only the amounts that we expect to recognize into revenue over the next 12 months. For all other arrangements, we calculate backlog as the estimated contract amount less revenues recognized as of the reporting date.
Three Months Ended March 31, 2013

The following table provides a summary of changes in our backlog for the three months ended March 31, 2013:

	Electrical Infrastructure	Oil Gas & Chemical	Storage Solutions	Industrial	Total
	(In thousands)
Backlog as of December 31, 2012	$118,041	$115,468	$337,081	$34,531	$605,121
Net awards	39,702	73,817	82,174	69,505	265,198
Revenue recognized	(41,709)	(73,594)	(94,826)	(15,841)	(225,970)
Backlog as of March 31, 2013	$116,034	$115,691	$324,429	$88,195	$644,349
Nine Months Ended March 31, 2013

The following table provides a summary of changes in our backlog for the nine months ended March 31, 2013:

	Electrical Infrastructure	Oil Gas & Chemical	Storage Solutions	Industrial	Total
	(In thousands)
Backlog as of June 30, 2012	$127,699	$117,862	$236,571	$15,320	$497,452
Net awards	113,437	205,155	384,595	100,724	803,911
Revenue recognized	(125,102)	(207,326)	(296,737)	(27,849)	(657,014)
Backlog as of March 31, 2013	$116,034	$115,691	$324,429	$88,195	$644,349

Reconciliation of Non-GAAP Financial Measures

	Nine Months Ended March 31, 2013
	As reported	Special Item (1)	Non GAAP basis
	(In thousands, except per share data)
Gross profit	$67,703	$3,095	$70,798
Gross margin	10.3%	0.7%	11.0%
Income before income tax expense	$24,640	$3,095	$27,735
Provision for federal, state and foreign income taxes	7,999	1,083	9,082
Net income	16,641	2,012	18,653
Earnings per share - diluted	0.63	0.08	0.71

(1) Represents the charge recorded on the aboveground storage tank project in western Canada. This item is discussed in greater detail in Part 1, Item 1 of the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.